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                                                                     EXHIBIT (5)
                               September 10, 1997
Board of Directors
First Union Corporation
Charlotte, North Carolina 28288
Gentlemen:
     I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-3 of 52,218,844 shares of the Corporation's Common Stock under the Securities Act of 1933 (the "Registration Statement"), including rights attached thereto to purchase shares of Common
Stock or Junior Participating Class A Preferred Stock pursuant to the Corporation's Amended and Restated Shareholder Protection Rights Agreement (collectively, the "Shares").
     On the basis of such investigation as I deemed necessary, I am of the opinion that:
          1. The Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and
          2. The Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act of 1933 and the Shares to be issued and sold by the Corporation have been duly issued and sold as contemplated by the Registration Statement, the Shares will be validly issued by the Corporation, fully paid and nonassessable.
     I hereby consent to the use of my name under the heading "Validity of
Shares of Common Stock" in the Prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.
                                        Very truly yours,
                                        /s/ MARION A. COWELL, JR.
                                        MARION A. COWELL, JR.
                                        EXECUTIVE VICE PRESIDENT, GENERAL
                                        COUNSEL
                                            AND SECRETARY